News Announcement

CONTACT:
Richard E. Gaetz, President/CEO	Robert L. Rinderman
Kevin Glass, VP Finance/CFO	Purdy R. Tran
Vitran Corporation Inc.	Jaffoni & Collins Incorporated
416/596-7664	212/835-8500 or VVN@jcir.com

FOR IMMEDIATE RELEASE

VITRAN RAISES EARNINGS GUIDANCE FOR 2004 FIRST QUARTER AND YEAR

– Closes First Quarter Strong, Raising Business to Pre-CN Strike Levels –

TORONTO, ONTARIO (April 13, 2004) — Vitran Corporation Inc. (AMX: VVN, TSX: VTN.A), a North American transportation and logistics firm, today updated its expectations for 2004 first quarter financial results and revised its guidance upward for the twelve-month period ending December 31, 2004.

Revised Earnings Guidance

For the three months ended March 31, 2004, Vitran expects to report diluted earnings per share (EPS) in the range of $0.12 to $0.13. In the comparable three-month period ended March 31, 2003, the Company achieved diluted EPS of $0.14. For the twelve months ending December 31, 2004, Vitran expects to report diluted EPS of $0.98 to $1.05. In 2003, the Company achieved diluted earnings per share of $1.01. Vitran’s projections include the impact of a 2.3 million share offering completed in December 2003.

On March 22nd, Vitran provided guidance on its first quarter and expected annual results to reflect the one-time, expected impact of the Canadian National Railway Company (CN) strike. The below factors have caused the Company to raise its previous guidance:

•	Following the end of the CN conflict, Vitran’s business immediately bounced back to pre-strike levels; when management had initially provided guidance for the first quarter, it had not expected business to return to normal so rapidly after the strike, assuming business levels would rebound early in Q2;

•	The last nine days of the quarter were very strong for Vitran, surpassing management’s expectations for that time period; and,

(more)

Vitran Raises Earnings Guidance, 4/13/04	page 2 of 2

•	Vitran changed its accounting estimate to more accurately reflect the useful life of its equipment and to more closely align itself with industry peers. The Company increased the number of years over which it depreciates certain equipment, enhancing expected results on a quarterly basis by approximately $0.01 per diluted share.

REMINDER:

Vitran’s management will conduct a conference call on April 22nd at 9:00 a.m. (Eastern), to discuss the Company’s 2004 first quarter results. Conference call dial-in: 888/793-1751 Live Webcast: http://www.vcall.com/CEPage.asp?ID=87699

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload, logistics, truckload, and freight brokerage services. To find out more about Vitran Corporation Inc. (AMX: VVN , TSX: VTN.A), visit the website at www.vitran.com.

Information in this news announcement relating to projected growth, improvements in productivity and future results constitutes forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to economic factors, demand for the Company’s services, fuel price fluctuations, the availability of employee drivers and independent contractors, risks associated with geographic expansion, capital requirements, claims exposure and insurance costs, competition and environmental hazards. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

#     #     #